Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-2 and related Prospectus of PennantPark Floating Rate Capital Ltd. of our report dated November 17, 2022, relating to the consolidated financial statements of PennantPark Floating Rate Capital Ltd. and Subsidiaries, appearing in the Annual Report on Form 10-K of PennantPark Floating Rate Capital Ltd. for the year ended September 30, 2022. We also consent to the incorporation by reference in such Registration Statement of our report dated November 17, 2022, relating to the senior securities table appearing in the Annual Report on Form 10-K of PennantPark Floating Rate Capital Ltd. for the year ended September 30, 2022.

We also consent to the reference to our firm under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in this Registration Statement.

/s/ RSM US LLP

New York, New York

December 15, 2022